Exhibit 23




                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Cerner Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-56868, No. 33-55082, No. 33-41580, No. 33-
39777, No. 33-39776, No. 33-20155 and No. 33-15156) on Form
S-8 and Registration Statement No. 33-72756 on Form S-3 of Cerner Corporation or our reports dated February 6, 1998, relating to the consolidated balance sheets of Cerner Corporation as of January 3, 1998 and December 28, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended January 3, 1998, which reports appear herein in the 1997 annual report on Form 10-K of Cerner Corporation.


                                   KPMG Peat Marwick LLP


Kansas City, Missouri
April 2, 1998